                                                                   EXHIBIT 10.5



                            PURCHASE OPTION AGREEMENT



         This PURCHASE OPTION AGREEMENT (this "Agreement") dated as of November 9, 2001 is by and among CGNN Holding Company, Inc., a Delaware corporation (the "Grantee"), MCTJ Holding Co. LLC, a Delaware limited liability company (the "Company"), Northern Natural Gas Company, a Delaware corporation ("NNGC"), Enron Corp., an Oregon corporation ("Enron" and, together with Grantee, the "Enron Parties"), Dynegy Holdings, Inc., a Delaware corporation ("Dynegy Holdings"), and Dynegy Inc., an Illinois corporation ("Dynegy" and, together with Dynegy Holdings, "Grantor" or the "Dynegy Parties").

                                    RECITALS

         A. Merger Agreement. Concurrently with the execution of this Agreement, Dynegy, Stanford, Inc., a Delaware corporation, Badin, Inc., an Illinois corporation, Sorin, Inc., an Oregon corporation, and Enron entered into an Agreement and Plan of Merger (the "Merger Agreement").

         B. Equity Interest. The Company owns 100% of the capital stock of NNGC Holding Company, Inc., a Delaware corporation ("NNGC Holding"). NNGC Holding owns 100% of the common stock, par value $1.00 per share, of NNGC. Grantee is the sole member of, and owns all of the membership interests in, the Company.

         NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Capitalized Terms. Those capitalized terms used in this Agreement that are not defined in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         2. Purchase Option.

                  2.1. Grant of Purchase Option. Subject to the terms and conditions set forth herein, (a) Dynegy Holdings hereby grants to the Grantee an irrevocable option to purchase all, but not less than all, of the outstanding membership interests in the Company (the "Option Interests") and (b) Dynegy hereby grants to the Grantee an irrevocable option to purchase all, but not less than all, of the outstanding shares of Series A Preferred Stock (the "Preferred Shares"). The options of Dynegy and Dynegy Holdings are collectively referred to herein as the "Purchase Option." The Purchase Option must be exercised for all the Option Interests and all the Preferred Shares simultaneously.

                  2.2. Option Term. The Purchase Option shall be exercisable (a) until the later of (i) 180 days after the date hereof and (ii) 90 days after a Closing under the Option Agreement upon an exercise pursuant to Section 2.5.1.4 thereof or (b) until 90 days after a Closing under the Option Agreement pursuant to Section 2.5.1.1, 2.5.1.2 or 2.5.1.3 thereof (the "Option Term"). If the Purchase Option has not been exercised prior to the expiration of the Option Term, then the rights and obligations set forth in this Agreement shall expire and terminate.

                  2.3. Exercise Price of Purchase Option. (a) The exercise price of the Purchase Option for the Option Interests (the "Option Interests Exercise Price") shall be the total sum of (i) $24 million, plus (ii) $950 million, minus
(iii) the aggregate amount of outstanding principal indebtedness under the Bank Credit Facility and the Senior Notes and any Permitted Refinancing Debt related thereto on the Closing Date, plus (iv) the positive or negative change in Working Capital calculated from the Closing Date of the Option Agreement to the Estimated Working Capital based on the definition of Working Capital provided in this Agreement, minus (v) any increase in long-term debt (other than Debt referred to in (iii) above) between the closing under the Option Agreement and the Closing under this Agreement, plus (vi) any decrease in long-term Debt (other than Debt referred to in (iii) above) between the closing under the Option Agreement and the Closing under this Agreement, plus (vii) any accrued but unpaid dividends on the Series A Preferred Stock as of the Closing under the Option Agreement.

                           (b) The exercise price of the Purchase Option for all
the shares of the Series A Preferred Stock (the "Series A Exercise Price") shall be $1.5 billion.

                  2.4. Working Capital Adjustment.

                           2.4.1. Calculation of Final Working Capital. Within 30 days of Closing, Grantee shall prepare and deliver to Grantor a statement (the "Final Working Capital Statement") setting forth the amount of Final Working Capital. Grantor shall have 30 days to review the Final Working Capital Statement and supporting documentation and shall have reasonable access to the books, records and personnel of Grantee and NNGC for purposes of verifying the accuracy of the calculation of Final Working Capital. Grantee's calculation of Final Working Capital shall be deemed final and binding unless Grantor raises an objection in writing within 30 days of its receipt thereof, specifying in reasonable detail the nature and extent of such objection. If Grantor raises an objection to the calculation of Final Working Capital within such 30-day period, and if Grantor and Grantee are unable to resolve such objection within 30 days of the date Grantee receives such objection, then the disputed matter shall be submitted for determination to an accounting firm of national reputation mutually agreeable to Grantor and Grantee. The determination of such accounting firm shall be final and binding for all purposes. The fees and expenses of such accounting firm shall be borne equally by Grantor and Grantee.

                           2.4.2. Settlement of Working Capital Adjustment. If Final Working Capital exceeds Estimated Working Capital, then Grantee will pay Grantor the amount of such excess. If Final Working Capital is less than Estimated Working Capital, then Grantor will pay Grantee the amount of such shortfall. Any such payments will be made within five (5) Business Days of the determination of the adjustment by wire transfer of immediately available funds.

         3. Exercise of Purchase Option; Conditions; Closing.

                  3.1. Notice; Closing Location. If the Grantee wishes to exercise the Purchase Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Grantor specifying a date (as it may be extended from time to time, the "Closing Date") not earlier than three (3) Business Days nor later than ten (10) Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Purchase Option (the "Closing"). The Closing will take place at the offices of Baker Botts L.L.P., 910 Louisiana, Houston, Texas 77002.

                  3.2. Extension. If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Agency is required in connection with the purchase of the Option Interests or the Preferred Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Grantor and the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Grantor and the Company, shall expeditiously process the same.

                  3.3. Conditions to Closing. It shall be a condition to Closing that:

                           3.3.1. HSR Clearance. The parties shall have obtained clearance under the HSR Act, if required by Law, to proceed with the transactions contemplated hereby.

                           3.3.2. Release of Guarantees. Unless waived by Dynegy, it shall be a condition to Closing that (a) either any guaranty by Dynegy or any Subsidiary of Dynegy (other than the Company and NNGC Holding) of NNGC's indebtedness under the Bank Credit Facility be released or all indebtedness under the Bank Credit Facility be repaid effective as of the Closing and (b) any guaranty by Dynegy or any Subsidiary of Dynegy (other than NNGC Holding) of the Company's indebtedness to NNGC be released effective as of the Closing.

                           3.3.3. Officer's Certificate. At the Closing, Dynegy will deliver an Officer's Certificate to the effect that the Dynegy Parties have the power to convey the Option Interests and the Series A Stock and setting forth the capitalization of the Company, NNGC Holding and NNGC, and that from the Closing under the Option Agreement through the Closing hereunder, Grantors have operated NNGC in compliance with the affirmative covenants set forth in Section
                                    4.3 hereof.

                           3.3.4. No Violation of Law [Grantee]. Unless waived by Grantee, the Closing shall not violate any Law, Regulation or Order applicable to Grantee or any of its Affiliates.

                           3.3.5. No Violation of Law [Grantor]. Unless waived by Grantor, the Closing shall not violate any Law, Regulation or Order applicable to Grantor or any of its Affiliates.

                           3.3.6.   Accuracy of Enron and Grantee's
                                    Representations and Warranties. Unless
                                    waived by Grantor, the representations and warranties set forth in Section 5.1 are true and correct as of the Closing Date.

                           3.3.7. Accuracy of Dynegy Parties' Representations and Warranties. Unless waived by Grantee, the representations and warranties set forth in Section 5.2 are true and correct as of the Closing Date.

                  3.4. Payment and Delivery of Certificates.

                           3.4.1. Payment. At the Closing, the Grantee shall pay the Option Interests Exercise Price to Dynegy Holdings and the Series A Exercise Price to Dynegy in immediately available funds by wire transfer to a bank account designated by the applicable Grantor.

                           3.4.2. Delivery. At the Closing, simultaneously with the delivery of immediately available funds as provided above, Dynegy Holdings shall deliver to the Grantee a certificate or certificates representing the Option Interests and Dynegy shall deliver to Grantee a certificate or certificates representing the Preferred Shares, which Option Interests and Preferred Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to Dynegy Holdings its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Interests or Preferred Shares in violation of applicable Law.

                  3.5. Certificates. (a) Certificates for the Option Interests delivered at the Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

                  THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS AND PURSUANT TO THE TERMS OF AN OPTION AGREEMENT DATED AS OF NOVEMBER 9, 2001 AND A PURCHASE OPTION AGREEMENT DATED AS OF NOVEMBER 9, 2001. A COPY OF SUCH

         AGREEMENTS WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

                           (b) Certificates for the Preferred Shares delivered
at the Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

                  THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS AND PURSUANT TO THE TERMS OF A PURCHASE OPTION AGREEMENT DATED AS OF NOVEMBER 9, 2001. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

                  3.6. Unlegended Certificates. A new certificate or certificates evidencing the Option Interests and the Preferred Shares will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         4. Covenants.

                  4.1. Maintenance of 100% ownership of Option Interests and Preferred Shares; no Liens. The Grantors hereby covenant that, from the Closing Date under the Option Agreement through the end of the Purchase Option Term, Dynegy Holdings will maintain ownership of 100% of the membership interests of the Company, the Company will maintain ownership of 100% of the capital stock of NNGC Holding, and NNGC Holding will maintain ownership of 100% of the common stock of NNGC. The Grantors hereby covenant not to issue any equity interest or any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any equity interest in the Company, NNGC Holding or NNGC to any entity other than Grantor from the date hereof through the earlier of Closing Date or the expiration of the Option Term. Grantors, Enron, the Company, NNGC Holding, and NNGC will not, directly or indirectly, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, suffer any Liens upon, pledge, hypothecate or otherwise dispose of any equity interest in the Company, NNGC Holding or NNGC, any securities convertible into, or exercisable or exchangeable for, an equity interest in the Company, NNGC Holding or NNGC, or any other rights to acquire an equity interest in the Company, NNGC Holding or NNGC, except for Liens, pledges and hypothecations in the equity interest of NNGC to secure Debt.

                  4.2. Release of Guaranty. After receipt of the Purchase Option Exercise Notice, and prior to the Closing Date, Grantee agrees to use its reasonable commercial best efforts to cause the release of Dynegy's guarantee, if any, under the Bank Credit Facility,

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including, if required, the substitution of Enron or an Affiliate of Enron as the guarantor thereunder.

                  4.3. Affirmative Covenants Related to NNGC. Dynegy and the Company covenant that during the Purchase Option Term, or if the Options granted hereunder are exercised, until the Closing Date, they will cause NNGC to:

                           4.3.1. cause all properties owned by NNGC or used or held for use in the conduct of its business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Board of Directors may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, that the foregoing shall not prevent NNGC from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the management of NNGC, desirable in the conduct of its business;

                           4.3.2. preserve and keep in full force and effect the corporate existence, rights (charter and statutory), licenses and franchises of NNGC; provided, that NNGC shall not be required to preserve any such right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of NNGC as a whole;

                           4.3.3. maintain the books, accounts and records of NNGC in accordance with GAAP;

                           4.3.4. comply with all material legal requirements and material contractual obligations applicable to the operations and business of NNGC and pay all applicable taxes as they become due and payable; and

                           4.3.5. permit representatives of the Grantee and its agents (including their counsel, accountants and consultants) to have reasonable access during business hours to NNGC's books, records, facilities, key personnel, officers, directors, customers, independent accountants and legal counsel to the extent that such access is not prohibited by FERC marketing affiliate rules.

                  4.4. Negative Covenants Related to NNGC. For the period between the closing under the Option Agreement and the Closing Date under this Agreement, Dynegy, Grantors and the Company covenant that, without the approval of the Grantee, NNGC will not:

                           4.4.1. Dividends. Directly or indirectly declare or pay, or permit any Subsidiary to declare or pay, any dividends, or make or permit any Subsidiary to make, any distributions upon any of its equity securities, other than dividends equal to NNGC's net income plus accrued and unpaid dividends on the Series A Preferred Stock;

                           4.4.2. Redemptions. Except as provided pursuant to the terms of the Series A Preferred Stock, directly or indirectly redeem, purchase or otherwise acquire, any of NNGC's equity securities;

                           4.4.3. Issuances. Authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) of (x) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities issued in connection with the issuance of equity securities or containing profit participation features) or (y) any equity securities (or any securities convertible into or exchangeable for any equity securities, including any warrants or stock options);

                           4.4.4. Mergers. Merge or consolidate, or enter into an agreement providing for any merger or consolidation, with any Person if the holders of NNGC's capital stock prior to the transaction will own less than 100% of the voting power of NNGC's capital stock after the transaction;

                           4.4.5.   Sale of Assets. Except as provided in
                                    Schedule 4.4.5, sell, lease or otherwise dispose of any assets of NNGC, other than obsolete equipment or inventory and asset sales in the Ordinary Course of Business consistent with past practice not to exceed an aggregate of $20 million within any 12-month period;

                           4.4.6. Bankruptcy. Pursuant to or within the meaning of Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors, commence a voluntary case, consent to the entry of an order for relief against it in an involuntary case, consent to the appointment of a receiver, trustee, assignee, liquidator or similar official of it or for all or substantially all of its property, or make a general assignment for the benefit of its creditors;

                           4.4.7. Charter Amendments. Make any amendment to or waive any provision of NNGC's certificate of incorporation or bylaws, or file any resolution of the Board of Directors with the Secretary of State of Delaware, in either case which materially and adversely affects the holders of the Series A Stock;

                           4.4.8. Investments and Loans. Make any investment in any Person or any loans or advances to, or guarantees for the benefit of, any Affiliate, other than loans to any wholly owned Subsidiary;

                           4.4.9. Indebtedness. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Debt, other than (i) the Debt outstanding as of the date hereof, (ii) Debt incurred after the date hereof not exceeding $450 million in the aggregate on the terms contained in or with interest rate and prepayment provisions not substantially different from, the terms contained in that Commitment Letter dated October 31, 2001 between NNGC and certain banks and (iii) Permitted Refinancing Debt;

                           4.4.10. Capital Expenditures. Make, or permit NNGC and its Subsidiaries, taken as a whole, to make capital expenditures (including, without limitation, payments with respect to capitalized leases), (i) during the period from the date hereof through December 31, 2001, totaling in excess of $40 million,
                                    (ii) during the year ending December 31, 2002, totaling in excess of $115 million and
                                    (iii) thereafter, in excess of annual
                                    budgeted amounts, except in each case for additional expenditures not ordinarily classified as capital expenditures that are required to be classified as capital expenditures by applicable regulatory requirements.

                  4.5. Tax Indemnity. Dynegy shall indemnify Enron and its Affiliates, including NNGC, against any liability for taxes of the affiliated group of corporations filing a consolidated federal income tax return of which Dynegy is the common parent under Treas. Reg.ss. 1.1502-6 (or similar principles of state, local or foreign law). Procedures similar to those set forth in Sections 8.1 and 8.3 of the Option Agreement shall apply to claims pursuant to this Section.

         5. Representations and Warranties.

                  5.1. Representations and Warranties of Grantee. Enron and Grantee hereby represent and warrant to Grantors as follows:

                           5.1.1. Existence; Qualification; Subsidiaries. Grantee is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full power and authority to conduct its business and own and operate its properties as now conducted, owned and operated.

                           5.1.2. Authorization and Enforceability. Grantee has the full power and authority and has taken all action necessary to permit Grantee to execute and deliver this Agreement and to carry out the terms hereof, and none of such actions will violate any provision of the Grantee's Certificate of Incorporation or any applicable law, regulation, order, judgment or decree or rule, or result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any agreement, instrument or understanding to which Grantee is a party or by which it is bound. This Agreement constitutes a legal, valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and (ii) general principles of equity.

                           5.1.3. Investment Intent of Grantee. Grantee is acquiring the Purchase Option and, if it exercises the Purchase Option, will acquire the Option Interests and the Series A Preferred Stock for its own account for investment and not with a view to distribution.

                           5.1.4. Sophistication and Financial Condition; Information. Grantee considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Preferred Shares and the Option Interests. Grantee is able to bear the economic risk of this investment regarding the Company, is able to hold the Option Interests and the Preferred Shares indefinitely and has a sufficient net worth to sustain a loss of its entire investment in the Company and NNGC in the event such loss should occur. Grantee (a) has been furnished with such information about Dynegy and Grantors, the Company and the Purchase Option, the Preferred Shares and the Option Interests as it has requested, (b) has made its own independent inquiry and investigation into, and based thereon, has formed an independent judgment concerning these investments and (c) is an "accredited" investor within the meaning of Regulation D of the Securities Act, as currently in effect. The Grantee acknowledges that any certificate representing the Preferred Shares or the Option Interests will bear a customary legend regarding restrictions on the transferability of such Preferred Shares or the Option Interests.

                  5.2. Representations and Warranties of Dynegy and Dynegy Holdings. Each of Dynegy and Dynegy Holdings hereby represents and warrants to Grantee as follows:

                           5.2.1. Existence; Qualification; Subsidiaries. Grantors are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware. Dynegy and Dynegy Holdings have full corporate power and authority to conduct their business and own and operate their properties as now conducted, owned and operated.

                           5.2.2. Authorization and Enforceability. Dynegy and Dynegy Holdings have full power and authority and have taken all required corporate and other action necessary to permit each to execute and deliver this Agreement and to carry out the terms hereof, and none of such actions will violate any provision of each of their constituent documents or any applicable law, regulation, order, judgment or decree, or result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any agreement, instrument or understanding to which any of them is a party or by which it is bound. This Agreement constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and (ii) general principles of equity.

                           5.2.3. Third-Party Approvals. Assuming the accuracy of the representations and warranties of the Grantee contained in this Agreement and except for any required filings under the HSR Act, neither Dynegy nor Dynegy Holdings are required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

         6. Guarantee by Dynegy of Dynegy Holdings' Obligations Hereunder. Dynegy hereby unconditionally guarantees to Grantee the prompt, faithful and full performance of all of the covenants and obligations of Dynegy Holdings under the terms of this Agreement.

         7. Miscellaneous.

                  7.1. Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and legal counsel.

                  7.2. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  7.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  7.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

                  7.5. Descriptive Headings. The descriptive headings contained herein are for convenience or reference only, are not comprehensive, and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

                             If to Enron or the Grantee, to:

                             Enron Corp.
                             1400 Smith Street
                             Houston, Texas 77002
                             Attention: General Counsel
                             Facsimile: (713) 853-3129

                             with an information copy, which shall not constitute notice to:

                             Vinson & Elkins L.L.P.
                             1001 Fannin, Suite 2300
                             Houston, Texas 77002-6760
                             Attention: William E. Joor, III, Esq.
                                        Scott N. Wulfe, Esq.
                             Facsimile: (713) 758-2346

                             If to Dynegy or Dynegy Holdings to:

                             Dynegy Inc.
                             1000 Louisiana, Suite 5800
                             Houston, Texas 77002
                             Attention: General Counsel
                             Facsimile: (713) 507-6808

                             with an information copy, which shall not constitute notice to:

                             Baker Botts L.L.P.
                             One Shell Plaza
                             910 Louisiana
                             Houston, Texas 77002-4995
                             Attention: R. Joel Swanson, Esq.
                                        J. David Kirkland, Jr., Esq.
                             Facsimile: (713) 229-1522

                  7.7. Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

                  7.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to an Affiliate or Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder and the assignee shall be subject to all of the terms and conditions of this Agreement as if it were the Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  7.9. Further Assurances. In the event of any exercise of the Purchase Option by the Grantee, Enron and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  7.10. Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  7.11. Complete Agreement; No Third Party Beneficiary. This Agreement and the other documents and instruments referred to herein and therein
(i) constitutes the entire agreement and supersedes all prior agreements, conversations, negotiations and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

               [Remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                        ENRON CORP.,
                                        an Oregon corporation


                                        By: /s/ RAYMOND M. BOWEN, JR.
                                            ------------------------------------
                                        Name:   Raymond M. Bowen, Jr.
                                        Title:  Authorized Agent



                                        CGNN HOLDING COMPANY, INC.,
                                        a Delaware corporation


                                         By: /s/ DREW J. FOSSUM
                                            ------------------------------------
                                         Name:   Drew J. Fossum
                                         Title:  Authorized Agent



                                         MCTJ HOLDING CO. LLC,
                                         a Delaware limited liability company


                                         By: /s/ DREW J. FOSSUM
                                            ------------------------------------
                                         Name:   Drew J. Fossum
                                         Title:  Authorized Agent



                                         NORTHERN NATURAL GAS COMPANY,
                                         a Delaware corporation


                                         By: /s/ DREW J. FOSSUM
                                            ------------------------------------
                                         Name:   Drew J. Fossum
                                         Title:  Authorized Agent

                                           DYNEGY HOLDINGS INC.,
                                           a Delaware corporation


                                           By:     /s/ HUGH A. TARPLEY
                                               ---------------------------------
                                               Name:   Hugh A. Tarpley
                                               Title:  Authorized Agent



                                           DYNEGY INC.,
                                           an Illinois corporation


                                           By:     /s/ HUGH A. TARPLEY
                                               ---------------------------------
                                               Name:   Hugh A. Tarpley
                                               Title:  Authorized Agent

                                                                         ANNEX A

                            SCHEDULE OF DEFINED TERMS

         The following terms when used in the Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

         "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, that none of Dynegy and its Affiliates shall be deemed to be an Affiliate of Enron. For purposes of this definition of Affiliate, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it or any of its Affiliates owns, directly or indirectly, a majority of the ownership interests.

         "Agreement" shall mean this Option Agreement.

         "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Agency.

         "Bank Credit Facility" shall mean one or more bank credit facilities providing credit availability to NNGC in an aggregate principal amount not to exceed $450 million on the terms contained in, or not substantially different from the terms contained in, that Commitment Letter dated October 31, 2001 between NNGC and certain banks.

         "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

         "Closing" shall have the meaning ascribed to such term in Section 3 herein.

         "Closing Date" shall have the meaning ascribed to such term in Section 3 herein.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contingent Obligation" shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other similar obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet, income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the amount of the obligation, or portion thereof, so guaranteed or otherwise supported.

         "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

         "Debt" shall mean, with respect to any Person, the aggregate amount of, without duplication, (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments;
(iii) all obligations to pay the deferred purchase price of property or services; (iv) all capitalized lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset owned by such person whether or not such obligation or Liability is assumed, to the extent of the lesser of such obligation or Liability or the book value of such asset; (vi) all Contingent Obligations of such person; and (vii) any other obligations or liabilities which are required by generally accepted accounting principles to be shown as debt on a balance sheet, other than trade payables.

         "Enron Common Stock" means the common stock, no par value, of Enron.

         "Estimated Working Capital" means Grantors' good faith estimate made within five Business Days of Closing of Working Capital on the Closing Date.

         "FERC" means the Federal Energy Regulatory Commission.

         "Final Working Capital" means the Working Capital on the close of business on the Closing Date as determined pursuant to Section 2.6.

         "Final Working Capital Statement" has the meaning set forth in Section 2.4.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Governmental Agency" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intercompany Note Receivable" means any dividend or other distribution resulting from the cancellation by NNGC of Debt owed by Enron and its Affiliates to NNGC.

         "Investment" as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest of any other Person and (b) any capital contribution by such Person to any other Person.

         "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

         "Liability" means any liability or obligation (whether absolute or contingent, liquidated or unliquidated or due or to become due).

         "Lien" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

         "Material Adverse Effect" means a material adverse effect on (a) the business condition (financial or otherwise) or results of operations of the Company and its Subsidiaries or (b) the transactions contemplated by this Agreement.

         "Merger" shall have the meaning ascribed to such term in the Merger Agreement.

         "NNGC Holding" means NNGC Holding Company, Inc., a Delaware corporation and wholly owned Subsidiary of the Company.

         "NNGC" means Northern Natural Gas Company, a Delaware corporation, and its subsidiaries.

         "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

         "Option Agreement" means the Option Agreement among the parties hereto (other than NNGC) entered into concurrently herewith.

         "Order" shall mean any judgment, order or decree of any Court or Governmental Agency, federal, foreign, state or local, of competent jurisdiction.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

         "Permitted Refinancing Debt" shall mean any Debt of NNGC or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of NNGC or any of its Subsidiaries (other than intercompany Debt); provided that:

                  (1) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of, plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Debt so extended, refinanced, renewed, replaced, defeased or refunded);

                  (2) such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

         "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity.

         "Regulation" shall mean any rule or regulation of any Governmental Agency having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series A Stock" means the Series A Preferred Stock, par value $0.01 per share, of NNGC.

         "Subscription Agreement" means that certain Subscription Agreement dated as of November 9, 2001, by and among Enron, NNGC and Dynegy, Inc., an Illinois corporation.

         "Subsidiary," when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or
(b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person. For purposes hereof, such Person shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person, directly or indirectly, is allocated a majority of partnership, limited liability company, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

         "Weighted Average Life to Maturity" shall mean, when applied to any Debt at any date, the number of years obtained by dividing:

                  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

                  (2)      the then outstanding principal amount of such Debt.

         "Working Capital" is equal to cash, plus (a) accounts receivable, plus
(b) transportation and exchange gas receivable, plus (c) intercompany accounts receivable plus (d) the Intercompany Note Receivable less (e) accounts payable, less (f) transportation and exchange gas payable, less (g) accrued taxes, less
(h) accrued interest, less (i) intercompany accounts payable.